Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION NAMES DAVID BUSSONE AS EXECUTIVE VICE PRESIDENT
AND PRESIDENT, OPERATING DIVISION
     CHARLOTTE, N.C., Aug 17, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced that David Bussone has been named Executive Vice President and President of the Operating Division. He’ll oversee the Company’s Hospital Division, MedCath Partners and Service Centers in Charlotte and Dallas that support operations, such as physician recruiting, management engineering, supply chain management and marketing.
     Bussone joins MedCath after serving as senior vice president for Universal Health Services, Inc.’s (UHS) acute division, where he was responsible for a division comprised of 11 acute care hospitals, with a 12th under construction. In his four years at UHS, Bussone helped boost profit margins while also improving the level of care patients receive. He gained experience developing and opening new acute care hospitals. And he’s worked closely with physicians and employees, leading to survey results that show high levels of employee engagement and physician satisfaction.
     Before joining UHS, Bussone led turnaround efforts at several facilities. They ranged from large, tertiary, teaching hospitals that he helped during his five years as senior vice president with Cambio Health Solutions in Brentwood, Tenn., to smaller, acute care facilities that he worked with as CEO of Apparo Healthcare, a consulting firm he founded to help hospitals and health systems improve their operations, finances and performance.
     Prior to that, Bussone spent three years as CEO of two Hospital Corporation of America (HCA) hospitals in Florida — his second stint with HCA after beginning his career there in 1979 as an associate administrator. He also served three years as the CEO of Tampa General Healthcare, a 1,050-bed teaching hospital, where he helped diversify the services offered by acquiring a 150-bed psychiatric facility. Bussone also has experience with two doctor-hospital joint ventures, as well as Ambulatory Surgical Center (ASC) development and operation.
     “I’ve known David for many years and have known him to enjoy a reputation for working hard, focusing on operational details and being committed to excellent employee and doctor engagement,” says O. Edwin French, MedCath’s president and CEO. “He joins us after improving earnings and growing the largest acute division for a major, successful acute care company, a testament to his qualifications to bring value to MedCath. David’s experience in market growth and operations fine-tuning will be a perfect fit with our energies dedicated to growing our markets. With the addition in June of an experienced, senior operating executive to operate the western region and, now, David Bussone’s appointment, MedCath has the operating talent that expands our capacity for new operating units as well as further development of existing units.”
     Bussone, who has an M.B.A. with a healthcare concentration from Boston University and a bachelor’s from UMass-Amherst, will be based out of MedCath’s Charlotte Service Center.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
# # #